Exhibit 5.1
Opinion of Counsel

Bryan Cave LLP
One Metropolitan Square
Suite 3600
St. Louis, MO 63102
Telephone: (314) 259-2000
Facsimile: (314) 259-2020

November 13, 2000

Sigma-Aldrich Corporation
3050 Spruce Street
St. Louis, MO 63103

Ladies and Gentlemen:

        We have acted as special counsel to Sigma-Aldrich Corporation, a Delaware corporation (the "Company"), in connection the Company's Registration Statement on Form S-8 relating to 4,500,000 shares of its Common Stock, par value $1.00 per share (the "Shares") to be offered and issued in the future to employees of the Company in accordance with the Sigma-Aldrich Corporation Share Option Plan of 2000 (the "Plan"). This opinion is delivered as of the date hereof in connection with the above referenced Registration Statement.

        In connection herewith, we have examined and relied without independent investigation as to matters of fact upon such certificates of public officials, such statements and certificates of officers of the Company and such other corporate records, documents, certificates and instruments as we have deemed necessary or appropriate in order to enable us to render the opinions expressed herein. Without limiting the foregoing, we have examined copies of the following:

        (a) The Certificate of Incorporation, as amended, ("Certificate of Incorporation"); and

        (b) The Company's By-Laws ("By-Laws").

        In rendering this opinion, we have assumed (i) the genuineness of all signatures appearing on documents we have examined, (ii) the legal capacity of all persons executing such documents, (iii) the authenticity of documents submitted to us for our examination, whether or not they have been submitted to us as originals, and (iv) the conformity to authentic original documents of all documents submitted to us as certified, conformed, facsimile, or photostatic copies.

        Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations stated herein, we are of the opinion that:

        1. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware.

        2. When the Registration Statement shall have become effective under the Securities Act of 1933, as amended, and the shares of Common Stock to be issued pursuant to the Plan shall have been duly issued and sold as contemplated by the Plan, such shares will be legally issued, fully paid and nonassessable.

        This opinion is not rendered with respect to any laws other than the provisions of the General Corporation Law of the State of Delaware. We assume no responsibility to update you regarding any development or circumstance of any kind that may occur after the date hereof even if such development or circumstance may affect our opinion set forth herein. We hereby consent to the use of this opinion, or copies thereof, as an exhibit to the Registration Statement. In giving this consent, we hereby disclaim that we are experts within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

                                                                                                                                                                                                               Very truly yours,

                                                                                                                                                                                                                /s/ Bryan Cave LLP
                                                                                                                                                                                                                Bryan Cave LLP